STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-2

Distribution Number	18
Beginning Date of Accrual Period	20-Nov-03
End Date of Accrual Period	21-Dec-03
Payment Date	22-Dec-03
Previous Payment Date	20-Nov-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	30,514,680.37
Collections of Interest (net of Servicing Fee and principal recoveries)	4,136,728.43
Servicing Fee	280,029.05
Principal recovery
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Payments, if any	0.00

Payments	34,844,730.85
Interest Paid to Notes	695,177.73
Principal Paid to Notes	33,869,524.07
Servicing Fee	280,029.05
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	672,069,722.06
Principal Collections (including repurchases)	30,514,680.37
Charge off Amount	(508,462.75)
Ending Pool Amount	641,046,578.94

Collateral Performance
Cash Yield (% of beginning balance)	7.89%
Charge off Rate (net of principal recoveries; % of beginning balance)	0.91%
Net Yield	6.98%
Cumulative Realized Losses	0.38%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	22,019,394.63
30-59 days number of Home Equity Loans	243
60-89 days principal balance of Home Equity Loans	3,627,956.78
60-89 days number of Home Equity Loans	50
90+ days principal balance of Home Equity Loans	22,581,050.15
90+ days number of Home Equity Loans	266

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	7,432
Number of Home Equity Loans outstanding (Ending of Collection Period)	7,151
Number of Home Equity Loans that went into REO	15
Principal Balance of Home Equity Loans that went into REO	2,005,172.46

Overcollateralization
Begin Overcollateralization Amount	121,312,718.11
Overcollateralization Release Amount	0.00
Distributable Excess Cashflow	3,354,843.70
Charge offs	(508,462.75)
End Overcollateralization Amount	124,159,099.06

Target Overcollateralization Amount	130,353,967.64
Interim Overcollateralization Amount	120,804,255.36
Interim Overcollateralization Deficiency	9,549,712.28

Excess Cashflow	3,354,843.70

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Total Note Balance as Percent of Total Original Note Balance	40.05%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	26.783961
2. Principal Distribution per $1,000	26.245272
3. Interest Distribution per $1,000	0.538689

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.12000%
2. Formula Rate (1-mo. Libor plus 30bps)	1.42000%
3. Available Funds Cap	9.35944%
4. Note Rate	1.42000%
5. Days in Accrual Period	32

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due
7. Current Interest and Interest Carry forward Amount paid	695,177.73
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	550,757,003.95
2. Principal Payment Amount paid	30,514,680.37
3. Distributable Excess Cashflow paid	3,354,843.70
4. Note Principal Amount, after payments	516,887,479.88

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments
6. Note Principal Amount as a % of the Pool Balance, after payments	0.8063181